Filed Pursuant to Rule 433 Dated May 3, 2022
Registration No. 333-261476

Market Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the S&P 500® Index Due June 2, 2026
Term Sheet to the Preliminary Pricing Supplement dated May 3, 2022

Summary of Terms
Issuer	The Bank of Nova Scotia (the “Bank”)
Underwriters	Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC
Market Measure	S&P 500® Index (the “Reference Asset”) (Bloomberg Ticker: SPX)
Pricing Date*	Expected to be May 27, 2022
Trade Date*	Expected to be May 27, 2022
Issue Date*	Expected to be June 2, 2022
Principal Amount and Original Offering Price	$1,000 per Security
Automatic Call Feature
If the Closing Level of the Reference Asset on any Call Date (including the Final Calculation Day) is greater than or equal to the Starting Level, the Securities will be automatically called for the Principal Amount plus the Call Premium applicable to the relevant Call Date.

Call Dates* and Call Premiums	Call Date	Call Premium†
	June 2, 2023	At least 8.00% of the Principal Amount
	June 3, 2024	At least 16.00% of the Principal Amount
	June 2, 2025	At least 24.00% of the Principal Amount
	May 26, 2026 (the “Final Calculation Day”)	At least 32.00% of the Principal Amount
† The actual Call Premium applicable to each Call Date will be determined on the Pricing Date.
Call Settlement Date	Five business days after the applicable Call Date (if the Securities are called on the last Call Date, the Call Settlement Date will be the Maturity Date).
Redemption Amount at Maturity (per Security)
If the Securities are not automatically called on any Call Date (including the Final Calculation Day):
•    if the Ending Level is less than the Starting Level and greater than or equal to the Threshold Level: $1,000; or
•      if the Ending Level is less than the Threshold Level:
$1,000 + [$1,000 x (Reference Asset Return + Threshold Percentage)]

Maturity Date*	Expected to be June 2, 2026
Starting Level	The Closing Level of the Reference Asset on the Pricing Date
Ending Level	The Closing Level of the Reference Asset on the Final Calculation Day
Threshold Level	To be determined on the Pricing Date (equal to the Starting Level multiplied by the difference of 100% minus the Threshold Percentage)
Threshold Percentage	10.00%
Reference Asset Return	(Ending Level – Starting Level) / Starting Level
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount**	Up to 3.15%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.75%, and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN	06416DAS5 / US06416DAS53
Material Canadian and U.S. Tax Consequences	See the preliminary pricing supplement.
*	Subject to change.
Hypothetical Payout Profile***

Hypothetical Redemption Amount at Maturity
Reference Asset
First Call Date (Call Premium: 8.00%)
Second Call Date (Call Premium: 16.00%)
Third Call Date (Call Premium: 24.00%)
Fourth Call Date (Call Premium: 32.00%)
Fourth Call Date (Call Premium: 32.00%)
Third Call Date (Call Premium: 24.00%)
Second Call Date (Call Premium: 16.00%)
First Call Date (Call Premium: 8.00%)
10% Threshold Percentage
Security Return
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-75%
-50%
-25%
-10%
0%
25%
50%
Hypothetical Percentage Change in the Reference Asset Closing Level from Pricing Date to the Applicable Call Date

*** Assumes the Call Premiums are equal to the minimum of their Call Premiums specified herein. Each Security has a Principal Amount of $1,000
If the Securities are not automatically called and the Ending Level is less than the Threshold Level, you will have 1-to-1 downside exposure to the decrease in the level of the Reference Asset in excess of the Threshold Percentage and will lose some, and possibly up to 90.00%, of your investment in the Securities.
Any positive return on the Securities will be limited to the applicable Call Premium, even if the Closing Level of the Reference Asset on the applicable Call Date significantly exceeds the Starting Level. You will not participate in any appreciation of the Reference Asset beyond the applicable fixed Call Premium.

If the Securities priced today, the estimated value of the Securities would be between $914.56 (91.456%) and $947.56 (94.756%) per $1,000 Principal Amount. See “The Bank’s Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement: https://www.sec.gov/Archives/edgar/data/0000009631/000114036122017494/brhc10036886_424b2.htm
**
In respect of certain Securities, we may pay a fee of up to $1.00 per Security to selected securities dealers for marketing and other services in connection with the distribution of the Securities to other securities dealers.

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Additional Risks” in the preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus supplement and prospectus.
This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, underlier supplement, product supplement, prospectus supplement, and prospectus.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in “Additional Risks” in the pricing supplement, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus supplement and prospectus. Please review those risk disclosures carefully.
•
Risk of Loss at Maturity: If the Securities are not automatically called, you may lose up to 90.00% of your investment in the Securities if the percentage decline from the Starting Level to the Ending Level is greater than 10.00%.

•	The Downside Market Exposure to the Reference Asset is Buffered Only at Maturity
•	The Potential Return On The Securities Is Limited To The Call Premium
•	You Will Be Subject To Reinvestment Risk
•	The Securities Differ from Conventional Debt Instruments
•	Holding the Securities is Not the Same as Holding the Reference Asset Constituent Stocks
•	No Assurance that the Investment View Implicit in the Securities Will Be Successful
•	The Securities are Subject to Market Risk
•	The Reference Asset Reflects Price Return Only and Not Total Return
•	Past Performance is Not Indicative of Future Performance
•	Changes Affecting the Reference Asset Could Have an Adverse Effect on the Market Value of, and the Amount Payable on, the Securities
•	The Bank Cannot Control Actions by the Sponsor and the Sponsor Has No Obligation to Consider Your Interests
•
Hedging Activities by the Bank and/or the Underwriters may Negatively Impact Investors in the Securities and Cause our Respective Interests and Those of our Clients and Counterparties to be Contrary to Those of Investors in the Securities

•	Market Activities by the Bank or the Underwriters for Their own Respective Accounts or for Their Respective Clients Could Negatively Impact Investors in the Securities
•
The Bank, the Underwriters and Their Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include the Reference Asset Constituent Stock Issuers

•	Other Investors in the Securities May Not Have the Same Interests as You
•	The Calculation Agent Can Postpone any Call Date (including the Final Calculation Day) for the Securities if a Market Disruption Event with Respect to the Reference Asset Occurs
•
There Is No Affiliation Between Any Reference Asset Constituent Stock Issuers or The Sponsor and the Bank, Scotia Capital (USA) Inc., Our Other Affiliates or, Except to the Extent Their Parent’s Common Stock is Included in the Reference Asset, Wells Fargo Securities, LLC or its Affiliates, and None of the Bank, the Underwriters or Any of Their Respective Affiliates Are Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or The Sponsor

•
A Participating Dealer or its Affiliates May Realize Hedging Profits Projected by its Proprietary Pricing Models in Addition to any Selling Concession and/or any Distribution Expense Fee, Creating a Further Incentive for the Participating Dealer to Sell the Securities to You

•	The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices
•	The Bank’s Estimated Value of the Securities Will Be Lower Than the Original Offering Price of the Securities
•	The Bank’s Estimated Value Does Not Represent Future Values of the Securities and may Differ from Others’ Estimates
•	The Bank’s Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt
•	If the Levels of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Securities May Not Change in the Same Manner
•	We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price
•	The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased
•	The Securities Lack Liquidity
•	Your Investment is Subject to the Credit Risk of the Bank
•	The COVID-19 Virus May Have an Adverse Impact on the Bank
•
Uncertain Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in the pricing supplement.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.